Exhibit 3(i)3

Control No. 11013042

STATE OF GEORGIA

Secretary of State

Corporations Division

315 West Tower

#2 Martin Luther King, Jr. Dr.

Atlanta, Georgia 30334-1530

CERTIFICATE

OF

INCORPORATION

I, Brian P. Kemp, the Secretary of State and the Corporations Commissioner of the State of Georgia, hereby certify under the seal of my office that

CLINICAL AND HERBAL INNOVATIONS INC.

a Domestic Profit Corporation

has been duly incorporated under the laws of the State of Georgia on 02/17/2011 by the filing of articles of incorporation in the Office of the Secretary of State and by the
paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on February 17, 2011

/s/ Brian Kemp
[state seal)	Brian Kemp
Secretary of State

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Control No: 11013042 Date Flied: 02/17/2011 12:42 PM Brian P. Kemp Secretary of State

Articles Of Incorporation

For Georgia Profit Corporation

The name of the corporation is:
Clinical and Herbal Innovations Inc.

Principal mailing address of the corporation is:

1172 Grimes Bridge Road (Unit 100)

Roswell, GA 30076

The Registered Agent is:
Pecandra Pinckney

12155 Limeridge Ct
Alpharetta, GA 30004

County: Appling

The name and address of incorporator(s) are:

Pecandra Pinckney

12155 Limeridge Ct

Alpharetta, GA 30004

The corporation is authorized to issue:
5,000,000 Shares

The optional provisions are:
No optional provisions.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on the date set forth below.

Signature(s);	Date:
Incorporator, Pecandra Pinckney	February 17, 2011

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